EXHIBIT 99.1
PRESS RELEASE
Veraz Networks, Inc. Receives NASDAQ Notice Regarding Delayed Filing of
Form 10-Q
     SAN JOSE, Calif., May 22, 2008 – Veraz Networks, Inc. (Nasdaq: VRAZ) announced that on May 21, 2008, it received a written Staff Determination Notice from The NASDAQ Stock Market (“NASDAQ”), stating that Veraz is not in compliance with NASDAQ’s Marketplace Rule 4310(c)(14) because it did not timely file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 (“Form 10-Q”) with the Securities and Exchange Commission (“SEC”), and that its common stock is therefore subject to delisting from NASDAQ. On May 16, 2008, Veraz filed a Form 12b-25 with the SEC relating to the late filing of its Form 10-Q. Veraz continues to work to be in a position to file the Form 10-Q as soon as practicable but is unable to predict when that might be.
     NASDAQ rules permit a company that has received a delisting notification to request a hearing with the NASDAQ Listing Qualifications Panel (the “Panel”) to appeal the staff’s determination to delist its stock. Veraz intends to request such a hearing. There can be no assurance that the Panel will grant Veraz’s request for continued listing. Pending a decision by the Panel, Veraz’s shares will remain listed on NASDAQ.
About Veraz Networks
Veraz is a leading global provider of IP softswitches, media gateways and digital compression products that enable voice, video and other multimedia services. Wireline, broadband and wireless service providers in over 50 countries have deployed Veraz’s IP product suite to transport, convert and manage voice and multimedia traffic over both legacy and IP networks. Veraz products allow service providers to quickly and efficiently migrate from traditional voice networks to all-IP, fixed-mobile and multimedia networks consistent with emerging IMS standards.
Forward Looking Statements
This press release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to our ability to timely file our 10-Q for the first quarter of 2008 and other risks and uncertainties described more fully in our documents filed with or furnished to the SEC. More information about these and other risks that may impact Veraz’s business is set forth in our Registration Statement on Form S-1 filed with the SEC, including the “Risk Factors” section in our final Prospectus dated April 5, 2007 and Veraz’s Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC. These filings are available on a website maintained by the SEC at http://www.sec.gov/. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.
A copy of this press release can be found on the investor relations page of Veraz’s website at www.veraznetworks.com.
Veraz Networks and Veraz are registered trademarks of Veraz Networks, Inc.

PRESS RELEASE
VRAZ-IR
Investor Relations Contact:
The Blueshirt Group
Cynthia Hiponia
415-217-4966
cynthia@blueshirtgroup.com
Press Contact:
Veraz Networks, Inc.
Dawn Hogh
408-750-9533
dhogh@veraznet.com
PR@vantage
Ilene Adler
415-984-1970 ext 102
iadler@pr-vantage.com
Source: Veraz Networks, Inc.